                                                               EXHIBIT 99.3

AMENDED AND RESTATED REOFFER PROSPECTUS


                           BALLANTYNE OF OMAHA, INC.

     This Amended and Restated Reoffer Prospectus replaces the Reoffer Prospectus dated October 3, 1997 and relates to the reoffering or resale by certain "affiliates" as set forth herein on Page 9 (the "Selling Stockholders") of 67,500 shares of common stock of Ballantyne of Omaha, Inc. (the "Company"), par value $0.01 (the "Common Stock"). Each Selling Stockholder holds stock options ("Stock Options") issued pursuant to the Company's 1995 Outside Directors Stock Option Plan. The shares issuable pursuant to the 1995 Outside Directors Stock Option Plan were registered on Form S-8 and amendments thereto (File No. 33303849). The exercise price of the Stock Options and the number of securities issuable upon exercise of the Stock Options have been adjusted and are subject to further adjustment as a result of the application of certain anti-dilution provisions contained therein.

     The Common Stock of the Company is listed on the New York Stock Exchange ("NYSE") under the symbol "BTN". On October 13, 1998, the last reported sale price of the Common Stock as quoted on NYSE was $6.125 per share.

     The Company will not receive any of the proceeds from the resale of the shares of Common Stock being sold by the Selling Stockholders. See "Use of Proceeds".

     All expenses relating to the filing of this Amendment No. 2 and the registration of securities covered by this Reoffer Prospectus, estimated to be approximately $6,150 are to be borne by the Company.

     THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS", BEGINNING ON PAGE 3 OF THIS AMENDED AND RESTATED REOFFER PROSPECTUS.

                              -----------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS REOFFER PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              -----------------

The date of this Amended and Restated Reoffer Prospectus is September 30, 1998.

                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports and other information concerning the Company can be inspected and copied at Room 1024 of the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's Regional Offices in New York (Room 1228, 75 Park Place, New York, New York 10007), and Chicago (Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60621-2511), and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering Analysis and Retrieval (EDGAR) System. This Web site can be accessed at http:\\www.sec.gov. This Amended and Restated Reoffer Prospectus does not contain all information set forth in the Registration Statement of which the Amended and Restated Reoffer Prospectus form a part and exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act") and to which reference is hereby made.

                         DOCUMENTS INCORPORATED BY REFERENCE

     The Company has provided, without charge, to each recordholder a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997. The Company will also provide, without charge, to each person to whom a copy of this Amended and Restated Reoffer Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the other documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that the Amended and Restated Reoffer Prospectus incorporates). Requests should be directed to:

                    Ballantyne of Omaha, Inc.
                    4350 McKinley Street
                    Omaha, Nebraska  68112
                    Attention: Brad French, Chief Financial Officer
                    Phone: (402) 453-4444

     The following documents filed with the Commission by the Company are hereby incorporated by reference into this Amended and Restated Reoffer Prospectus:

     (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

     (2) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1998.

     (3) Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 and 3.3 to the Registration Statement on Form S-1 (File No. 33-93244) and recent amendment incorporated by reference to
          Exhibit 3.1.1 to the 10-Q filed for the period ended June 30, 1997).

     All documents filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent on the date of this Amended and Restated Reoffer Prospectus and prior to the termination of the offering registered hereby shall be deemed to be incorporated by reference into this Amended and Restated Reoffer Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Amended and Restated Reoffer Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Amended and Restated Reoffer Prospectus.

                                     RISK FACTORS

     IN ADDITION TO THE OTHER INFORMATION IN THIS AMENDED AND RESTATED REOFFER PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE COMPANY BEFORE PURCHASING THE SHARES OF COMMON STOCK OFFERED HEREBY.

DEPENDENCE ON MOTION PICTURE SCREEN GROWTH

     Because the Company's commercial motion picture projectors have an estimated useful life of approximately 20 years, the Company's net sales and profitability are dependent primarily upon growth in the number of motion picture screens, the renovation and replacement of commercial motion picture projection equipment in existing theatres, and the continued use of film projection as the method of delivery of the motion picture to the screen.
For 1995, 1996 and 1997, approximately 87%, 91% and 89%, respectively, and 90% and 87% for the six months ended June 30, 1997 and 1998, respectively, of the Company's total net sales were derived from sales of its commercial motion picture projection equipment. Although industry analysts foresee continued growth in the number of motion picture screens as a result of the trend toward multiplexing and megaplexing and the introduction of new forms of motion picture-based entertainment, there can be no assurance that this expectation will prove accurate. Growth in the number of new motion picture screens may be adversely affected by the availability of home entertainment systems and recent trends toward industry consolidation, which may also have an adverse effect on the

Company's customer base. A lack of motion picture screen growth and/or widespread acceptance of new technology being developed for alternate methods of projecting motion pictures on the screen, would have a material adverse effect on the Company's business, results of operations and financial condition.

UNCERTAINTIES REGARDING INTERNATIONAL SALES: FOREIGN CURRENCY FLUCTUATIONS

     For 1995, 1996 and 1997, the Company generated net sales to foreign customers of $11.3 million, $14.1 million and $18.5 million, respectively, which accounted for approximately 29%, 27% and 26% of the Company's total net sales for each of such years, respectively. For the six months ended June 30, 1997 and 1998, respectively, the Company generated net sales to foreign customers of 9.1 million and 8.0 million respectively. These amounts include net sales of Westrex Company, Asia ("Westrex") which was acquired in December 1994, but exclude sales to domestic export dealers of both theatre and restaurant products and domestic theatre chains of products which are ultimately exported. The Company is seeking to expand its share of international sales, which it expects will continue to account for a substantial portion of its revenues. International sales may be subject to political and economic risks, including political instability, currency controls, fluctuating exchange rates with respect to sales not denominated in U.S. dollars and changes in import/export regulations, tariffs and freight rates. To date, all of the Company's international sales have been denominated in U.S. dollars, exclusive of Westrex sales ($2.3 million in 1997) which are denominated in Hong Kong dollars. A weakening in the value of foreign currencies relative to the U.S. dollar, which is currently occurring in Asia, could have an adverse impact on the Company by increasing the effective price of the Company's products and making it more difficult to collect open accounts receivable in its international markets. In addition, there can be no assurance that the Company's international customers will continue to accept orders denominated in U.S. dollars. To the extent that orders are denominated in foreign currencies, the Company's reported sales and earnings are more directly subject to foreign exchange fluctuations. There can be no assurance that these factors will not adversely affect the Company's international sales in the future.

COMPETITION

     The market for commercial motion picture projection equipment is highly competitive. In the international market, where the Company has a smaller market share than in the domestic market, the Company believes that its largest competitor has significantly greater market share than the Company. In addition to existing commercial motion picture projection equipment manufacturers, the Company may also encounter competition from new competitors, as well as from new types of equipment. No assurance can be given that the commercial motion picture projection equipment manufactured by the Company will not become obsolete as technology advances. In addition, the markets for the Company's long-range follow spotlight and other illumination and restaurant products are highly competitive. Competitors of the Company may also have significantly greater financial resources than the Company which may impede the ability of the Company to compete effectively.

DEPENDENCE ON KEY MANAGEMENT

     The Company's success depends, in substantial part, on the efforts and abilities of John P. Wilmers, the Company's President and Chief Executive Officer, and Ray F. Boegner, the Company's Senior Vice President and Brad French, Chief Financial Officer, Secretary and Treasurer. In January 1997, Mr. Wilmers entered into a new employment contract with the Company which provides for an initial term of five years. In November 1996, Mr. Boegner entered into a new employment contract with the Company which provides for an initial term of five years. In May 1998, Brad French entered into an employment contract with the Company which provides for an initial term of five years. Failure to retain the services of Messrs. Wilmers and Boegner could have a material adverse effect on the Company. The Company does not maintain key man life insurance on the life of Mr. Wilmers, Mr. Boegner or Mr. French.

LIMITED SOURCES FOR CERTAIN COMPONENTS

     The Company does not manufacture certain of its components, including lenses, electroformed reflectors, and intermittent movement components for its commercial motion picture projection equipment and the aluminum kettles for its pressure fryers. With the exception of the electroformed reflectors, each such component is sourced by the Company from a single contract manufacturer. Although to date the Company has not experienced any significant difficulty in obtaining these components, there can be no assurance that shortages will not arise in the future. The loss of one or more of the current suppliers of any such components would have an adverse effect on the Company's business until alternative supplies could be secured.

ENVIRONMENTAL MATTERS

     The Company's operations involve the handling and use of substances that are subject to Federal, state and local environmental laws and regulations that impose limitations on the discharge of pollutants into the soil, air and water and establish standards for their discharge and disposal. Although the Company believes it is in material compliance with these laws, the violation of these laws could have a material adverse effect on the Company. There can be no assurance that additional environmental or remediation obligations will not be incurred in the future, that existing or future environmental liabilities could not have a material adverse effect on the Company, or that currently unknown matters, new laws and regulations or stricter interpretations of existing laws or regulations will not have a material adverse effect on the Company's business.

YEAR 2000

     The Company has developed a plan to deal with the year 2000 problem in connection with its systems and has begun converting its systems to be year 2000 compliant. The plan provides for the conversion to be completed and tested well before the 1999 year-end. The year 2000 problem, frequently referred to as the "millennium bug", results from the fact that computer programs in the past have been written using only two digits to identify a year, rather than four digits. Because of this, the computer would not recognize years commencing with the digits "20", instead of "19", and could produce erroneous calculations resulting in interruptions and crashes in business operating systems. The Company's information technology systems contain inventory and accounting systems, electronic data interchange, and mechanical systems affecting machinery and equipment. There are four phases involved in assessing the year 2000 problem described by the Company as follows:

     AWARENESS. Identify all data-impacted systems, equipment and products; contact vendors concerning compliance status and plans.

     ASSESSMENT. Identify compliance status of all data-impacted systems, equipment and products; prioritize systems, equipment and products based on business risk; estimate cost and feasibility of repairing or replacing non-compliant systems, equipment and products; and finally, establish a testing approach for each.

     IMPLEMENTATION. Repair, or replace non-compliant systems, equipment and products; create contingency plans.

     TESTING. Test the Company's systems, equipment and products to gain assurance that the year 2000 problem is fixed.

     The information technology systems are currently in the implementation phase with an expected completion date in the second quarter of 1999. Year 2000 issues relating to third parties relate to the automated products which the Company sells to its customers and equipment used in its manufacturing process. While the Company is currently assessing the impact of the year 2000 relating to these products, it believes that the products and equipment are already year 2000 compliant. The Company has currently incurred an inconsequential amount of costs relating to the year 2000 problem and believes that the overall costs will be inconsequential. The Company's risks of its most reasonable likely worst case year 2000 scenarios are not yet known, but the Company is making efforts to analyze the uncertainty and intends to address this uncertainty by the second quarter of 1999. The Company does not currently have contingency plans for a year 2000 scenario, however, the Company's management team is working on a contingency plan. The Company's contingency plan will be completed by the end of the second quarter of 1999.

     If the Company's conversion efforts or the conversion efforts of any of its suppliers do not adequately solve all potential problems, or if the automation products which the Company sells do not operate satisfactorily because of the "Millennium bug", the Company could incur substantial liabilities and potential losses.

SIGNIFICANT STOCKHOLDER

     ARC, through its ownership of Canrad Delaware, is the beneficial owner of 22.5% of the outstanding shares of Common Stock. As a result of the level of its beneficial ownership of the Common Stock, ARC is in a position to exercise substantial influence over all corporate matters requiring stockholder approval, including the election of directors and merger and consolidation proposals. In addition, two members of the Board of Directors (the "Board") of the Company are directors and employees of ARC or its affiliates (other than the Company), and one of such directors has substantial shareholdings in ARC.

SHARES ELIGIBLE FOR FUTURE SALE; POSSIBLE ADVERSE EFFECT ON MARKET PRICE

     Future sales of Common Stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the Common Stock or the Company's ability to raise additional capital through sales of its equity securities. The Company has: (i)3,084,616 shares of Common Stock outstanding owned by Canrad Delaware, (ii) 10,647,752 shares of Common Stock outstanding owned by others, (iii) 1,746,675 shares of Common Stock reserved for issuance under the Company's two stock option plans, of which 927,675 shares are issuable pursuant to currently outstanding options thereunder, (iv) 384,975 shares of Common Stock issuable pursuant to an outstanding warrant and other outstanding options to purchase Common Stock and (v) 200,592 shares of Common Stock reserved for issuance pursuant to the Company's employee stock purchase plan. Of the shares outstanding or subject to outstanding options or the outstanding warrant, 14,740,961 are immediately eligible for resale in the public market without restriction under the Securities Act and substantially all of the remaining shares will be eligible for resale in the public market subject to compliance with the applicable provisions of Rule 144 under the Securities Act. The Company is unable to predict the effect that sales made under Rule 144, or otherwise, may have on the then prevailing market price of the Common Stock.

     All of the shares of Common Stock owned by Canrad Delaware, as well as the stock of certain other subsidiaries of ARC (including Cabletel Communications Corp. ("Cabletel")), have been pledged to BNY Financial Corporation and BNY Financial Corporation--Canada (collectively, "BNY") to secure indebtedness incurred by certain subsidiaries of ARC, including Canrad Delaware and ARC Ice, under two revolving credit facilities (collectively, the "BNY Credit Facility"). The Company has been advised by ARC that, as of September 15, 1998, the principal amount of indebtedness outstanding under the BNY Credit Facility was approximately $11.78 million. In the event of a default under the BNY Credit Facility, BNY has certain rights as a secured creditor under the terms of the BNY Credit Facility to vote and to sell or otherwise dispose of all or a portion of the pledged shares, including the Common Stock pledged by Canrad Delaware.

UNCERTAINTY OF FUTURE ACQUISITIONS

     Although the Company does not currently have any specific acquisition under consideration, the Company may make acquisitions in the future. The significant uncertainties which accompany any acquisition and its integration into the Company's existing operations could have an adverse effect on the Company.
There can be no assurance that the Company will be able to locate appropriate acquisition candidates, that any identified candidates will be acquired or that acquired operations will be effectively integrated or prove profitable. The Company's revolving credit facility (the "Norwest Facility") with Norwest Bank Nebraska N.A. ("Norwest Bank") currently prohibits the Company from making acquisitions without the consent of Norwest Bank.

CERTAIN ANTI-TAKEOVER PROVISIONS

     The Company's Certificate of Incorporation provides for, among other things, the issuance of 1,000,000 shares of preferred stock, par value $0.01 per share ("Preferred Stock"). The Board is authorized, without stockholder approval, to cause the Company to issue such preferred stock in one or more series and to fix the voting powers and the designations, preferences and relative, participating, optional or other rights and restrictions thereof. Accordingly, the Company may issue a series of preferred stock in the future that will have preference over the Common Stock with respect to the payment of dividends and upon the Company's liquidation, dissolution or winding up or have voting or conversion rights that could adversely affect the voting power and ownership percentages of the holders of Common Stock. The Company's Certificate of Incorporation also provides for the affirmative vote of at least 66-2/3% of all outstanding shares of capital stock entitled to vote generally in the election of directors, voting as a single class, to change certain provisions of such Certificate of Incorporation and the Company's By-Laws, and to change the authority of the Board, without further action by stockholders, to cause the Company to issue shares of preferred stock. The Company's Certificate of Incorporation further provides for the division of the Board into three classes. One class of directors is elected at each annual meeting of stockholders for three-year terms. The Company's By-Laws contain certain advance notice requirements relating to stockholder proposals and stockholder nomination of directors. These provisions may have the effect of making more difficult or discouraging transactions that could give stockholders of the Company the opportunity to realize a premium over the then prevailing market price for their shares of Common Stock.

POSSIBLE VOLATILITY OF STOCK PRICE; LIMITED TRADING VOLUME

     The trading price of the Common Stock may be highly volatile and could be subject to significant fluctuations in response to variations in the Company's quarterly operating results, general conditions in the industries in which the Company operates and other factors. In addition, the stock market is subject to price and volume fluctuations affecting the market price for the stock of many companies generally, which fluctuations often are unrelated to operating performance. Although the Common Stock is listed on the NYSE, daily trading volume of the Common Stock has generally been limited and accordingly the trading price is more vulnerable to significant fluctuations.

                                   USE OF PROCEEDS

     The Company will receive no proceeds from the reoffer or resale of Common Stock.

                                   DIVIDEND POLICY

     The Company intends to retain its earnings to assist in financing its business and does not anticipate paying any dividends on its Common Stock in the foreseeable future. The Norwest Facility contains certain prohibitions on the
payment of cash dividends.   The declaration and payment of dividends by the
Company are also subject to the discretion of the Board. Any determination by the Board as to the payment of dividends in the future will depend upon, among other things, business conditions and the Company's financial condition and capital requirements, as well as any other factors deemed relevant by the Board.

                                 SELLING STOCKHOLDERS

     The following table sets forth the beneficial ownership of Common Stock of the Company for the Selling Stockholders as of September 30, 1998, (assuming the Options had been exercised in full) and as adjusted to reflect the sale of shares offered hereby by the Selling Stockholders (assuming 100% of the shares offered hereby are sold).


 Name of Beneficial    Amount of Beneficial          Number     Beneficial Ownership of
 Owner                 Ownership  of Common          of Shares  Common Stock After
                       Stock Prior to                to be      Offering (1)
                       Offering (1)                  Offered

                       Number of     Percentage of              Number of   Percentage of
                       Shares        Outstanding                Shares (2)  Outstanding
                                     Shares                                 Shares
--------------------------------------------------------------------------------------------
 Marshall S. Geller       65,385(3)         *           22,500       23,760       *

 Colin G. Campbell        41,625(4)         *           22,500         0.00       *

 Yale Richards            43,875(5)         *           22,500        1,500       *

-------------------------
    *   Less than 1%.

(1) Based upon 13,732,368 shares of Common Stock outstanding as of September 30, 1998. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this Amended and Restated Reoffer Prospectus upon exercise of options or warrants. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person and that are exercisable within 60 days from the date of this Amended and Restated Reoffer Prospectus have been exercised. However, the shares of Common Stock so issuable upon such exercise by any such person are not included in calculating the percentage of Common Stock beneficially owned by any other stockholder.

(2) Each beneficial owner has previously had the reoffer or resale of certain option shares registered pursuant to the filing of a post-effective amendment and Reoffer Prospectus. Said shares previously registered to be reoffered or resold were also adjusted for the 3 for 2 stock split effected by the Company on June 12, 1998.

(3) Consists of 23,760 shares of Common Stock held directly by Mr. Geller and 26,625 shares of Common Stock underlying presently exercisable options and 15,000 options which are granted but currently not exercisable.

(4) Consists of 26,625 shares of Common Stock underlying presently exercisable options and 15,000 options which are granted but currently not exercisable.

(5) Consists of 1,500 shares of Common Stock owned directly by Mr. Richards, 27,375 shares of Common Stock underlying presently exercisable options and 15,000 options which are granted but currently not exercisable.

                                 PLAN OF DISTRIBUTION

     The distribution of shares of Common Stock by the Selling Stockholders may be effected in one or more transactions that may take place in ordinary broker transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with such sales of securities.

     In order to comply with certain state securities laws, if applicable, the securities offered hereby will not be sold in a particular state unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.


                             DESCRIPTION OF CAPITAL STOCK

     The total number of shares the Company is authorized to issue is 26,000,000, consisting of 25,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of Preferred Stock, par value $.01 per share. As of September 30, 1998, there were 13,732,368 shares of Common Stock outstanding and no shares of Preferred Stock outstanding.

COMMON STOCK

     Holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by the stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of a majority of the shares of Common Stock voting for the election of directors can elect all of the directors then up for election. The holders of Common Stock are entitled to receive dividends, subject to the senior rights of preferred stockholders, when, as and if declared by the Board out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining which are available for distribution to them after payment of liabilities and after provision has been made for each class of stock having preference over the Common Stock. Holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and, upon completion of the offering, all shares of Common Stock offered hereby will be, duly authorized, fully paid and non-assessable.

     The Delaware General Corporation Law provides that stockholders may take action without the holding of a meeting by written consent or consents signed by the holders of a majority of the outstanding shares of the capital stock of the Company entitled to vote thereon. Prompt notice of the taking of any action without a meeting by less than unanimous consent of the stockholders will be given to those stockholders who do not consent in writing to the action. The purposes of this provision are to facilitate action by stockholders and to reduce the corporate expense associated with annual and special meetings of
stockholders.   Pursuant to the rules and regulations of the Commission, if stockholder action is taken by written consent, the Company will be required to send each stockholder entitled to vote on the matter voted on, but whose consent was not solicited, an information statement containing information substantially similar to that which would have been contained in a proxy statement.

PREFERRED STOCK

     The Board is authorized, without further approval or action by the stockholders, to issue shares of Preferred Stock in one or more series and to determine the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and number of shares constituting any series of Preferred Stock or the designation of such series.

     The rights of the holders of Common Stock will generally be subject to the prior rights of the holders of any outstanding shares of Preferred Stock with respect to dividends, liquidation preferences and other matters. Among other things, the Preferred Stock could be issued by the Company to raise capital or finance acquisitions. The Preferred Stock could have certain anti-takeover effects under certain circumstances. The issuance of shares of Preferred Stock could enable the Board to render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer or other business combination transaction directed at the Company by, among other things, placing shares of Preferred Stock with investors who might align themselves with the Board, issuing new shares to dilute stock ownership of a person or entity seeking control of the Company or creating a class or series of Preferred Stock with class voting rights.

     The Company has no current plans to issue any shares of its Preferred
Stock.

WARRANT AND OPTIONS TO PURCHASE COMMON STOCK

     As partial consideration for providing certain financial assistance in connection with the Company's acquisition of the Cinema Products Division of ORC, on September 12, 1995, the Company issued to Merita Bank Ltd. a warrant (the "Merita Warrant") to purchase up to 485,100 shares of Common Stock at a per share exercise price equal to $2.63 of which 162,000 shares has been purchased. The Merita Warrant first became exercisable on October 12, 1996 and expires on September 12, 2000. The Company has granted to Jaffoni & Collins, Inc. an option to purchase 61,875 shares of Common Stock at an exercise price of $2.83 per share as consideration for investor relations and financial relations services provided to the Company. The option is currently exercisable and terminates on October 7, 1999. A registration statement filed under the Securities

Act registering the resale of all of the shares of Common Stock underlying the Merita Warrant and the aforesaid option was declared effective on March 6, 1997.

DELAWARE ANTI-TAKEOVER LAW

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in certain business combinations with a person or affiliate or associate of such person who is an "interested stockholder" for a period of three years from the date such person became an interested stockholder unless: (i) the transaction resulting in the acquiring person's becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction which makes it an interested stockholder (excluding shares owned by directors who are also officers, and excluding certain employee stock option plans); and (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66-2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Except as otherwise specified in Section 203, an "interested stockholder" is defined as (a) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, (b) any person that is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, or (c) the affiliates and associates of any such person. By restricting the ability of the Company to engage in business combinations with an interested person, the application of Section 203 to the Company may provide a barrier to hostile or unwanted takeovers. Under Delaware law, the Company could have opted out of Section 203 but elected to be subject to its provision.

CERTAIN PROVISIONS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BY-LAWS

     CLASSIFIED BOARD OF DIRECTORS. The Company's Certificate of Incorporation and By-Laws provide that the Board shall be divided into three classes of directors serving staggered terms. One class of directors will be elected at each annual meeting of stockholders for a three-year term. Thus, at least two annual meetings of stockholders, instead of one, generally will be required to change the majority of the Board. Directors can be removed from office only for cause and only by the affirmative vote of at least 66-2/3% of the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting as a single class. Vacancies on the Board may be filled only by the remaining directors and not the stockholders. The foregoing provisions may have the effect of making it more difficult to acquire control of the Company by means of a hostile tender offer, open market purchases, a proxy contest or otherwise.

     REQUIREMENT FOR ADVANCE NOTIFICATION OF STOCKHOLDER NOMINATION AND PROPOSALS. The Company's By-Laws require 60 to 90 days' notice to the Company with regard to stockholder proposals and the nomination, other than by or at the direction of the board or a committee thereof, of candidates for election as directors. Such notice must provide specified information, including information regarding the ownership of Common Stock by the person giving the notice, information regarding the proposal or the nominees and information regarding the interest of the proponent in the proposal or the nominations.

     SPECIAL MEETINGS OF STOCKHOLDERS.   The Company's Certificate of
Incorporation and By-Laws provide that special meetings of stockholders of the Company may only be called by the Chairman of the Board, the President or a majority of the then authorized number of directors. This provision precludes stockholders from calling a special meeting and taking actions opposed by the Board.

     LIMITATION OF DIRECTOR LIABILITY. The Company's Certificate of Incorporation limits the liability of directors to the Company or its stockholders to the fullest extent permitted by Delaware law. Specifically, under current Delaware law, a director will not be personally liable for monetary damages for breach of the director's fiduciary duty or care as a director, except liability (i) for a breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions by a director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for liability arising under Section 174 of the Delaware General Corporation Law (relating to the declaration of dividends and purchase or redemption of shares in violation of the Delaware General Corporation Law) or
(iv) for any transaction from which the director derived an improper personal benefit. The inclusion of this provision in the Company's Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care.

     SUPERMAJORITY PROVISIONS. The Company's Certificate of Incorporation provides that the vote of the Board or the affirmative vote of at least 66-2/3% of the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting as a single class, is required to amend, repeal or alter any of the Company's By-Laws or the foregoing provisions contained in the Company's Certificate of Incorporation.

TRANSFER AGENT

     The transfer agent and registrar for the Common Stock is ChaseMellon Shareholder Services, LLC whose address is 85 Challenger Road, Overpeck Center, Ridgefield Park, NJ 07660.

                                    LEGAL MATTERS

     The legality of the shares of Common Stock offered hereby will be passed upon for the Company by Cline, Williams, Wright, Johnson and Oldfather, Omaha, Nebraska